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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 ______________

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 23, 2004

                                 ______________

                           ILINC COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                            76-0545043
  (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                                    1-13725
                            (COMMISSION FILE NUMBER)

2999 NORTH 44TH STREET, SUITE 650, PHOENIX, ARIZONA                85018
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

                                 (602) 952-1200
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 ______________

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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         The Company has engaged an investment banking firm to assist in a private placement that if consummated could raise up to $3 million to $4 million of additional capital. Under the terms of the private placement, the Company intends to sell 60 units (with an additional 20 units available at the Company's discretion) that would provide gross proceeds of $3 million, consisting in total of $2,250,000 in senior notes and $750,000 of the Company's common stock (or if all 80 units are sold, gross proceeds of $4 million, consisting in total of $3,000,000 in senior notes and $1,000,000 of the Company's common stock). Each unit will be sold for $50,000 and will entitle the purchaser to: (i) a senior note with a principal balance of $37,500, and (ii) $12,500 worth of the Company's common stock. The senior notes will bear interest at a rate of 10% per annum, with accrued interest only payable on a quarterly basis until redemption or retirement of the senior note, and principal due at maturity on July 15, 2007. The number of shares of common stock that will be issued upon purchase of the units will be based on a discount to the average closing price of our common stock during the ten (10) trading days immediately preceding the closing date of this private placement. The Company has not established a minimum number of subscriptions required to close the private placement. The net proceeds to the Company from the sale of the units will be used for general working capital purposes with an emphasis on investment in sales and marketing activities. If the proceeds are sufficient, a portion may be used as consideration in future acquisitions, and to extinguish existing debt. The Company intends to file an additional Form 8-K upon termination of the private placement related to results of the private placement.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ILINC COMMUNICATIONS, INC.

                                       By: /s/ James M. Powers
                                           -------------------------------------
                                           President and Chief Executive Officer
Date:  March 23, 2004